Exhibit 99.2

Smart Balance, Inc.

115 West Century Road - Suite 260

Paramus, New Jersey 07652-1432

January 3, 2008

NOTICE OF FORCED CONVERSION OF ALL OUTSTANDING SHARES OF SERIES

A CONVERTIBLE PREFERRED STOCK

Dear Series A Convertible Preferred Stock Holder,

Smart Balance, Inc. (the “Company”) hereby gives notice that it is forcing the conversion of all of the Company’s issued and outstanding shares of Series A Convertible Preferred Stock into common stock. At 5:00 p.m., Eastern Time, today (January 3, 2008), each share of Series A Convertible Preferred Stock shall be deemed to be automatically converted into 1.26824179456255 shares of common stock and all of the issued and outstanding shares of Series A Convertible Preferred shall cease to exist.

The Series A Convertible Preferred Stock trades on Nasdaq’s PORTAL Market. As a result of the forced conversion, all of the outstanding shares of Series A Convertible Preferred Stock will cease to trade on Nasdaq’s PORTAL Market effective January 4, 2007.

The Company is exercising its right to force the conversion of the shares of Series A Convertible Preferred Stock into common stock pursuant to the terms of the Company’s Restated Certificate of Incorporation, governing the terms of the preferred shares. Pursuant to the Restated Certificate of Incorporation, the Company has the right to force the conversion of all of the outstanding shares of Series A Convertible Preferred Stock if: (i) the last sales price of the Company’s common stock equals or exceeds $11.50 per share on each of 20 trading days within any 30 day trading period ending on the third business day prior to the date on which notice of conversion is given and (ii) the Company has elected to redeem all of the outstanding public warrants pursuant to the Public Warrant Agreement. The last sales price of the Company’s common stock has been at least $11.50 per share on each of 20 trading days within the 30 day trading period ending on December 28, 2007 (which is the third business day prior to the date of this notice) and, on December 3, 2007, the Company redeemed all of its outstanding public warrants. Furthermore, the Company has previously registered the resale of the common stock issuable upon the forced conversion of the Series A Convertible Preferred Stock on Form S-3 (File No. 333-143483), which was declared effective by the Securities and Exchange Commission on August 2, 2007.

CONVERSION PROCEDURE

Series A Convertible Preferred Stock holders may obtain 1.26824179456255 shares of common stock for each share of Series A Convertible Preferred Stock, and a cash amount in respect of any fractional interest in a share of common stock using a per share price of

$11.45 (as measured pursuant to the terms of the Restated Certificate of Incorporation), by sending:

1. The Series A Convertible Preferred Stock certificate(s); and

2. A signed written order designating the place that the common stock certificate(s) and the cash amount in respect of any fractional share should be delivered,

To:

Continental Stock Transfer & Trust Company

17 Battery Place

New York, NY 10004

Attention: Michael Mullings

Telephone: (212) 845-3217

The method of delivery of the Series A Convertible Preferred Stock certificate(s) is at the option and risk of the holder, but if mail is used, registered mail properly insured is suggested.

The person in whose name the certificate(s) of common stock are to be issued shall be deemed to have become a stockholder of record as of 5:00 p.m., Eastern Time, on January 3, 2008, whether or not the certificate(s) representing the shares of Series A Convertible Preferred Stock have been received by Continental Stock Transfer & Trust Company.

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If you have any questions about the procedures set forth in this notice, please contact Al Gever, Vice President of Financial Planning & Analysis of the Company, at (201) 568-9300 extension 104.

Sincerely,

/s/ Robert S. Gluck
Robert S. Gluck Vice Chairman and CFO

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